Exhibit 99.1

Contact: Nancy Krejsa Senior Vice President Investor Relations and Corporate Communications +1-972-595-5083 nkrejsa@sftp.com

Six Flags Announces Quarterly Cash Dividend

GRAND PRAIRIE, Texas — May 7, 2015 — Six Flags Entertainment Corporation (NYSE: SIX) announced today that its board of directors declared a quarterly cash dividend of $0.52 per share of common stock payable to shareholders of record as of May 27, 2015. The dividend will be payable June 8, 2015.

About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company with $1.2 billion in revenue and 18 parks across the United States, Mexico and Canada. For 54 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions including up-close animal encounters, Fright Fest® and Holiday in the Park®. For more information, visit www.sixflags.com.